Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption  “Independent Registered Public Accounting Firm,” “Financial Highlights,” “Representations and Warranties,” “Other Matters With Respect To The Meeting,” and “Other Information” and to the use of our report dated December 23, 2014, for Ares Dynamic Credit Allocation Fund, Inc. and Ares Multi-Strategy Credit Fund, Inc. incorporated by reference in the Registration Statement (Form N-14) and related Joint Proxy Statement/Prospectus and Statement of Additional Information of Ares Dynamic Credit Allocation Fund, Inc. filed with the Securities and Exchange Commission in Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-203285).

/s/ Ernst & Young LLP

Los Angeles, California
June 11, 2015